Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Second Quarter 2015 Results
SAN ANTONIO, Texas, July 30, 2015 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2015. Notable items for the second quarter and recent developments include:

•	Well servicing rig utilization was 73% with average pricing of $595 per hour.

•	Drilling utilization in the second quarter was 63% based on an average fleet of 37 rigs.

•	Year-to-date sold 27 mechanical and lower horsepower electric drilling rigs for net proceeds of $33.4 million and have one additional rig designated as held-for-sale.

•	Mobilizing the second of five new-build 1,500 horsepower AC drilling rigs scheduled to be delivered in 2015.

•	Currently have 17 rigs earning under contract, which includes six rigs earning but not working.
Consolidated Financial Results
Revenues for the second quarter of 2015 were $135.0 million, down 30% from revenues of $193.8 million in the first quarter of 2015 (“the prior quarter”) and down 48% from revenues of $259.8 million in the second quarter of 2014 (“the year-earlier quarter”). The decline from the prior and year-earlier quarters was due to reduced activity and pricing as a result of lower oil and gas prices.
Net loss for the second quarter of 2015 was $77.3 million, or $1.20 per share, compared with net loss of $12.0 million, or $0.19 per share, in the prior quarter and a net loss of $0.3 million, or $0.01 per share, in the year-earlier quarter. Excluding the $66.3 million impact of impairment charges, net of taxes and valuation allowances, recognized in the second quarter, primarily for the reduction of carrying values of assets associated with our Colombian operations and six of our non-AC electric drilling rigs in our domestic fleet that are not pad-capable, our Adjusted Net Loss(1) was $11.0 million and Adjusted EPS(2) was a loss of $0.17 per share.
Second quarter Adjusted EBITDA(3), which includes the gain on disposal of assets of $4.4 million, was $35.2 million, down 4% from $36.8 million in the prior quarter and down 50% from $69.7 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
In response to the significant decline in oil prices during recent months, term contracts for 16 of our drilling rigs have been early terminated, resulting in approximately $53.0 million of early termination revenues. Revenues derived from these early terminations are deferred and recognized over the remainder of the original term of the drilling contracts. We recognized $11.3 million and $16.0 million of revenue for early termination payments during the first and second quarters of 2015, respectively, and $0.3 million in the fourth quarter of 2014.
Revenue for the Drilling Services Segment was $58.6 million in the second quarter, a 40% decrease from the prior quarter and a 54% decrease from the year-earlier quarter.
Average drilling revenues per day were $27,596, down from $28,468 in the prior quarter and up from $26,058 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5), which excludes the gain on sale of assets, increased to $12,132 in the second quarter, as compared to $10,448 in the prior quarter and $8,893 in the year-earlier quarter. The increase in average margin per day in the second quarter was primarily attributable to rigs earning early termination revenue but not working and the removal of 28 lower horsepower electric and mechanical drilling rigs from our fleet that typically earned a lower margin per day.
As of June 30, 2015, we had 35 actively marketed drilling rigs in our fleet. We currently have 17 drilling rigs earning revenues under drilling contracts, of which 13 rigs, or 76%, are earning under term contracts. Six of these 13 rigs are earning early termination revenues.

Our eight drilling rigs in Colombia are currently idle; however, we have been awarded a three-year term contract for a 1,500 horsepower pad-capable rig that we anticipate will begin operating in August 2015. In addition, we are in negotiations to put one to two other rigs back to work within the next 90 days and are actively marketing the remainder of the rigs to various operators in Colombia.
In April 2015, we deployed one new-build 1,500 horsepower AC drilling rig to the Eagle Ford and we began to mobilize another new-build drilling rig in July 2015 to the Permian, both under multi-year term contracts. We expect to deploy two additional new-build rigs to the Permian in the third quarter and the final rig in the fourth quarter. Two of the remaining new-build drilling rigs to be delivered are under multi-year term contracts. The multi-year contract that was initially assigned to the fifth new-build drilling rig has been transferred to an existing AC rig in North Dakota that has a contract expiring in November 2015, thereby allowing us to market the fifth new-build rig to a new client, most likely in the Eagle Ford or Permian.
Production Services Segment
Revenue for the Production Services Segment was $76.5 million in the second quarter, down 20% from the prior quarter and down 42% from the year-earlier quarter due to decreased activity and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 31% in the second quarter, up from 28% in the prior quarter and down from 38% in the year-earlier quarter. Margin is up as compared to the prior quarter due to actions taken in the first and second quarters of 2015 to aggressively realign and scale our cost structure. Well servicing average pricing was $595 per hour in the second quarter, down from $619 in the prior quarter and $648 in the year-earlier quarter. Well servicing rig utilization was 73% in the second quarter, down from 79% in the prior quarter and 101% in the year-earlier quarter. Coiled tubing utilization was 24% in the second quarter, down from 33% in the prior quarter and 53% in the year-earlier quarter.
Comments from Our President and CEO
“We continue to proactively respond to the challenging market conditions by closely managing our costs and positioning the Company to be scaled properly with the right equipment in the most active basins,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “With the sale of our lower-margin and less capable drilling rigs, we now have a leaner operation with higher quality, more competitive equipment that is ideal for the future of the industry.
“The overall quality of our drilling fleet will be further enhanced with the addition of the new-build drilling rigs being deployed in 2015. With these latest additions, almost all of our rigs will be capable of higher margin horizontal drilling.
"In Colombia we are working hard to secure work for our eight rigs that are currently idle and are delivering on our goal of diversifying our client base. We are also evaluating reducing our footprint in Colombia to four or five 1,500 horsepower pad-capable rigs by selling three to four rigs and redeploying the proceeds to our operations in the U.S.
"Our rapid cost reductions in our Production Services Segment has resulted in an improved margin percentage in the second quarter compared to the prior quarter. We have a strong and competitive well servicing division that we believe will remain resilient through this cycle. While all businesses have been negatively impacted, well servicing has been the most resilient, given its greater exposure to maintenance work and its long-standing relationship with premium clients that have remained active during this down cycle. We plan to closely monitor conditions and continue to respond as needed,” Mr. Locke said.
Third Quarter Guidance
In the third quarter of 2015, drilling rig utilization is estimated to average 46% to 50%. Drilling Services Segment margin is estimated to be approximately $12,000 to $12,500 per day, which includes recognition of $11.7 million of revenues from rigs earning early termination revenue but not working. Excluding early termination revenue, we estimate Drilling Services Segment margin to be $8,000 to $8,500 per day in the third quarter.
Production Services Segment revenue in the third quarter is estimated to be down 12% to 16% compared to the second quarter. Production Services Segment margin is estimated to be 27% to 29% of revenues in the third quarter.

Liquidity
Working capital at June 30, 2015 was $61.8 million, down from $121.9 million at December 31, 2014. Our cash and cash equivalents were $62.5 million, up from $34.9 million at year-end 2014.
The increase in cash and cash equivalents during the six months ended June 30, 2015 is primarily due to $121.8 million of cash provided by operating activities, which includes early termination payments made on certain drilling contracts, and $34.5 million of proceeds from the sale of assets, partially offset by $84.0 million used for purchases of property and equipment and $45.0 million used for debt repayment. We currently have $110 million outstanding and $21.3 million in committed letters of credit under our $350 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the second quarter were $38.4 million, including capitalized interest. We now estimate that our total cash capital expenditures for 2015 will be $160 million to $170 million. The total 2015 capital expenditure budget includes partial payments for five 1,500 horsepower AC drilling rigs, nine well servicing rigs, eight wireline units, routine capital expenditures and certain drilling equipment which was ordered in 2014 but requires a long lead-time for delivery.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until August 6. To access the replay, dial (201) 612-7415 and enter the pass code 13612509.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and large oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, loss on debt extinguishment and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this news release.

(5)	Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating cost per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Revenues:
Drilling services	$58,559	$127,553	$98,415	$156,974	$245,510
Production services	76,452	132,259	95,399	171,851	253,336
Total revenues	135,011	259,812	193,814	328,825	498,846

Costs and expenses:
Drilling services	32,815	84,022	62,296	95,111	161,941
Production services	53,106	82,576	68,768	121,874	160,147
Depreciation and amortization	38,489	45,791	41,782	80,271	91,317
General and administrative	18,363	25,276	21,860	40,223	49,759
Bad debt expense	394	561	319	713	437
Impairment charges	71,329	—	5,990	77,319	—
Loss (gain) on dispositions of property and equipment	(4,377)	(331)	1,133	(3,244)	(1,731)
Gain on litigation	—	—	—	—	(2,876)
Total costs and expenses	210,119	237,895	202,148	412,267	458,994
Income (loss) from operations	(75,108)	21,917	(8,334)	(83,442)	39,852

Other income (expense):
Interest expense, net of interest capitalized	(5,245)	(10,728)	(5,455)	(10,700)	(23,116)
Loss on extinguishment of debt	—	(14,595)	—	—	(22,482)
Other	486	2,017	(2,680)	(2,194)	1,815
Total other expense	(4,759)	(23,306)	(8,135)	(12,894)	(43,783)

Loss before income taxes	(79,867)	(1,389)	(16,469)	(96,336)	(3,931)
Income tax benefit	2,586	1,070	4,450	7,036	1,033
Net loss	$(77,281)	$(319)	$(12,019)	$(89,300)	$(2,898)

Loss per common share:
Basic	$(1.20)	$(0.01)	$(0.19)	$(1.39)	$(0.05)
Diluted	$(1.20)	$(0.01)	$(0.19)	$(1.39)	$(0.05)

Weighted-average number of shares outstanding:
Basic	64,342	62,877	63,991	64,168	62,710
Diluted	64,342	62,877	63,991	64,168	62,710

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$62,468	$34,924
Receivables, net of allowance for doubtful accounts	103,238	190,201
Deferred income taxes	5,996	10,998
Inventory	9,528	14,117
Assets held for sale	4,056	9,909
Prepaid expenses and other current assets	7,679	8,925
Total current assets	192,965	269,074

Net property and equipment	781,091	856,541
Intangible assets, net of accumulated amortization	20,253	24,223
Noncurrent deferred income taxes	—	2,753
Other long-term assets	10,588	18,998
Total assets	$1,004,897	$1,171,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$49,302	$64,305
Current portion of long-term debt	—	27
Deferred revenues	26,113	3,315
Accrued expenses	55,783	79,545
Total current liabilities	131,198	147,192

Long-term debt, less current portion	410,000	455,053
Noncurrent deferred income taxes	54,556	69,578
Other long-term liabilities	3,097	4,702
Total liabilities	598,851	676,525
Total shareholders’ equity	406,046	495,064
Total liabilities and shareholders’ equity	$1,004,897	$1,171,589

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(89,300)	$(2,898)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	80,271	91,317
Allowance for doubtful accounts	713	396
Gain on dispositions of property and equipment	(3,244)	(1,731)
Stock-based compensation expense	1,240	3,827
Amortization of debt issuance costs, discount and premium	827	1,504
Loss on extinguishment of debt	—	22,482
Impairment charges	77,319	—
Deferred income taxes	(8,267)	(3,762)
Change in other long-term assets	1,018	4,448
Change in other long-term liabilities	(1,606)	(1,284)
Changes in current assets and liabilities	62,800	(18,812)
Net cash provided by operating activities	121,771	95,487

Cash flows from investing activities:
Purchases of property and equipment	(84,027)	(74,567)
Proceeds from sale of property and equipment	34,538	6,538
Proceeds from insurance recoveries	227	—
Net cash used in investing activities	(49,262)	(68,029)

Cash flows from financing activities:
Debt repayments	(45,002)	(330,013)
Proceeds from issuance of debt	—	320,000
Debt issuance costs	(5)	(6,187)
Tender premium costs	—	(15,381)
Proceeds from exercise of options	753	1,581
Purchase of treasury stock	(711)	(1,132)
Net cash used in financing activities	(44,965)	(31,132)

Net increase (decrease) in cash and cash equivalents	27,544	(3,674)
Beginning cash and cash equivalents	34,924	27,385
Ending cash and cash equivalents	$62,468	$23,711

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Revenues	$58,559	$127,553	$98,415	$156,974	$245,510
Operating costs	32,815	84,022	62,296	95,111	161,941
Drilling Services Segment margin(1)	$25,744	$43,531	$36,119	$61,863	$83,569

Average number of drilling rigs	37.0	62.0	46.2	41.6	62.0
Utilization rate	63%	87%	83%	74%	85%

Revenue days - working	1,393	4,895	3,004	4,397	9,526
Revenue days - earning but not working	729	—	453	1,182	—
Total revenue days	2,122	4,895	3,457	5,579	9,526

Average revenues per day	$27,596	$26,058	$28,468	$28,137	$25,773
Average operating costs per day	15,464	17,165	18,020	17,048	17,000
Drilling Services Segment margin per day(2)	$12,132	$8,893	$10,448	$11,089	$8,773

Production Services Segment:
Revenues	$76,452	$132,259	$95,399	$171,851	$253,336
Operating costs	53,106	82,576	68,768	121,874	160,147
Production Services Segment margin(1)	$23,346	$49,683	$26,631	$49,977	$93,189

Combined:
Revenues	$135,011	$259,812	$193,814	$328,825	$498,846
Operating costs	85,921	166,598	131,064	216,985	322,088
Combined margin	$49,090	$93,214	$62,750	$111,840	$176,758

Adjusted EBITDA(3)	$35,196	$69,725	$36,758	$71,954	$132,984

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Combined margin	$49,090	$93,214	$62,750	$111,840	$176,758

General and administrative	(18,363)	(25,276)	(21,860)	(40,223)	(49,759)
Bad debt expense	(394)	(561)	(319)	(713)	(437)
Loss (gain) on dispositions of property and equipment	4,377	331	(1,133)	3,244	1,731
Gain on litigation	—	—	—	—	2,876
Other expense	486	2,017	(2,680)	(2,194)	1,815
Adjusted EBITDA(3)	35,196	69,725	36,758	71,954	132,984

Depreciation and amortization	(38,489)	(45,791)	(41,782)	(80,271)	(91,317)
Impairment charges	(71,329)	—	(5,990)	(77,319)	—
Interest expense	(5,245)	(10,728)	(5,455)	(10,700)	(23,116)
Loss on extinguishment of debt	—	(14,595)	—	—	(22,482)
Income tax benefit	2,586	1,070	4,450	7,036	1,033
Net loss	$(77,281)	$(319)	$(12,019)	$(89,300)	$(2,898)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Net loss as reported	$(77,281)	$(319)	$(12,019)	$(89,300)	$(2,898)
Impairment charges	71,329	—	5,990	77,319	—
Loss on extinguishment of debt	—	14,595	—	—	22,482
Tax benefit related to adjustments, net of valuation allowances	(5,028)	(5,342)	(2,156)	(7,184)	(8,229)
Adjusted net income (loss)(4)	$(10,980)	$8,934	$(8,185)	$(19,165)	$11,355

Basic weighted average number of shares outstanding, as reported	64,342	62,877	63,991	64,168	62,710
Effect of dilutive securities	—	2,465	—	—	2,101
Diluted weighted average number of shares outstanding, as adjusted	64,342	65,342	63,991	64,168	64,811

Adjusted (diluted) EPS(5)	$(0.17)	$0.14	$(0.13)	$(0.30)	$0.18

Diluted EPS as reported	$(1.20)	$(0.01)	$(0.19)	$(1.39)	$(0.05)

(4)Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, loss on debt extinguishment and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Routine and tubulars	$3,053	$11,774	$6,015	$9,068	$20,543
Discretionary	1,400	6,076	2,934	4,334	15,948
Fleet additions	27,699	3,575	20,582	48,281	3,728
	32,152	21,425	29,531	61,683	40,219
Production Services Segment:
Routine	2,364	9,306	4,527	6,891	14,695
Discretionary	824	3,148	3,255	4,079	9,002
Fleet additions	3,012	9,014	8,362	11,374	10,651
	6,200	21,468	16,144	22,344	34,348
Net cash used for purchases of property and equipment	38,352	42,893	45,675	84,027	74,567
Net effect of accruals	7,992	(1,897)	3,141	11,133	3,346
Total capital expenditures	$46,344	$40,996	$48,816	$95,160	$77,913

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of July 30, 2015

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
900 HP	1	—	1
1000 HP	1	3	4
1200 to 2000 HP	1	29	30
Total	3	32	35

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			110
600 HP			11
Total			121

Wireline units			125

Coiled tubing units			17